UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

A & C United Agriculture Developing Inc.
(Name of small business issuer in our charter)

Nevada	100	27-5159463
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

CORPORATE ADMINISTRATIVE SERVICES INC.
1955 BARING BLVD
SPARKS, NV 89434
(775) 358-1412
(Name, address and telephone number of agent for service)

SEC File No. 333-179082

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2]
Common Stock offered by the Selling Stockholders [3]	4,305,000	$0.20	$861,000	$98.68
_________
(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0001146 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS – SUBJECT TO COMPLETION DATED February 23 , 2012

A & C United Agriculture Developing Inc.
4,305,000 Shares of Common Stock

Selling shareholders are offering up to 4,305,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________ , 2012.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

A & C United Agriculture Developing Inc., or the “Company,” is a Nevada corporation formed on February 7, 2011.  Our principal executive office is located at Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.  Tel: 630-288- 2500 .

Business

We are a development stage company.  Our business will be the sale of vegetable seeds in all areas of the world, focusing initially on China.  We have not yet sold any of these products.

We will sell the following types of vegetable seeds:  broccoli, squash, and cabbage.

We will acquire these seeds from various suppliers in the United States.

Since our inception we have engaged in the following significant operating activities:

•	Company set up
a.	Incorporate company in state of Nevada
b.	Set up main executive office in Oak Brook, IL
c.	Open up bank account for the company

•	Secured initial capital by private placement to investors

•	Commenced significant other operational activities, such as:
a.	Have visited 3 existing seed suppliers in California, Illinois, Maine
b.	Have visited 2 existing farms in California
c.	Have visited 2 existing seed breeders in California and Wisconsin

As of the date of this Prospectus, we have oral agreements with the following four seed suppliers:

•	Rispens Seeds. Inc, IL
•	Holaday Seed Company, CA
•	Johnny's Selected Seeds, ME
•	Integra Hybrids, LLC, CA

We do not intend to enter into formal written supply contracts with these or any other suppliers but instead will place separate purchase orders with our suppliers.  These suppliers have orally indicated that they can and will honor all our purchase orders when given in the foreseeable future.

During the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions:

Event	Actions	Time	Total estimated cost
Set up Beijing, China branch office	Shop for office location, Design organizational structure Register with local government/departments Recruit right resources to fill in org chart	By June 30th, 2012	$25,000
Broccoli Seed sale to reach 1000 units (100,000 seed count/unit)	Continue China marketing; Continue trials at different locations in China;	By June 30th, 2012	$20,000
To attend ASTA's 129th Annual Convention	Collect grower/distributors requirements Prepare flyers, promotion materials	By June 30th, 2012	$12,000
To attend another 2-3 nation-wide shows, including product demo in the fields, in U.S	Collect grower/distributors requirements Prepare flyers, promotion materials	By Dec 31st, 2012	$25,000
Carrot Seed sale to reach 1,000kg	Continue to work with the breeder in U.S to agree on price; Continue trials at different locations in China; Marketing in China	By Dec 31st, 2012	$30,000
Broccoli Seed sale to reach 3000 units (100,000 seed count/unit)	Continue China marketing; Continue trials at different locations in China;	By Dec 31st, 2012	$30,000
To attend 3-4 national seeds shows in China	Define marketing approach, design and implement company logo, web pages, posters	By Dec 31st, 2012	$12,000
Squash seed sale to reach 200KG	Continue China marketing; Continue to trials at different locations in China	By Dec 31st, 2012	$10,000
To invite U.S carrot breeders from Integra Hybrids to visit Chinese growers mainly located in Fujian province, southern China	To work on schedule, agenda, logistic details	By April 30th, 2012	$10,000 (2 people from U.S)
To invite U.S sweet corn breeders from Abbott Cobb, to visit Chinese growers located in north-east of China	To work on schedule, agenda, logistic details	By Oct 31st, 2012	$10,000 (2 people from U.S)

The primary obstacle to implementing this plan would be suppliers’ inability to fill our initial orders if we have more demand than contemplated as we have not yet established an order history with our suppliers.

As of February 20, 2012, we have approximately $384,742.00 in cash.  We need a minimum of approximately $200,000 in funds to finance our business in the next 12 months.  This amount does not include all our costs which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be approximately $60,000 in connection with this registration statement and thereafter less than $75,000 annually.   Accordingly, as we anticipate an average monthly burn rate of no more than $21, 667 during the next 12 months, we believe we have sufficient cash available to fund all of our operational and SEC filing needs during the next 12 months.

As of the date of this registration statement, we have generated no revenues.  Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern.

The Offering

As of the date of this prospectus, we had 34,449,495 shares of common stock outstanding.

Selling shareholders are offering up to 4,305,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $60,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENT OF LOSS

	Three months ended December 31 2011	Period from February 7, 2011 (Date of Inception) Through September 30, 2011	Cumulative from February 7, 2011 (Date of Inception) Through December 31, 2011
		(audited)
Revenues:	-	-	-
COGS:	-	-	-
Gross Profit	-	-	-
Operating expenses:	$15,564	$37,543	$53,107
Net Loss	$(15,564)	$(37,543)	$(53,107)

BALANCE SHEETS

	December 31, 2011	September 30, 2011
		(audited)
ASSETS	$425,386	$440,606

LIABILITIES	$3,336	$2,992

STOCKHOLDERS’ Equity	$422,050	$437,614

TOTAL LIABILITIES & EQUITY	$425,386	$440,606

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Risks Related to our Business

Our generating no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of January 15, 2012, we have  no revenues generated.   As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Any decrease in the availability, or increase in the cost, of vegetable seeds we intend to purchase for resale could materially affect our earnings.

Our operations when commenced will depend heavily on the availability of vegetable seeds we will resell. We currently have no binding contract, agreement or commitment to acquires our seeds. However, if the suppliers we may locate are unable or unwilling to provide us with vegetable seeds on terms favorable to us, we may be unable to resell certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event we commence operations and our costs of acquiring these agricultural seeds increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for these products could materially increase our costs and therefore lower our earnings.

Although we have not yet generated revenues, our potential future revenue will decrease if there is less demand for agricultural seeds.

We have not yet generated any revenues.  If we become operational and commence generating revenues, we will be subject to the general changes in economic conditions affecting the purchase of agricultural seeds. Demand for our products will typically be affected by a number of economic factors, including, but not limited to, consumer demand for the type of seeds we will sell. If there is a decline in demand for our agricultural seeds after we commence operations , our revenue will likewise decrease.

After we commence operations, we will face increasing competition from domestic and foreign companies.

The food industry in throughout the world is fragmented. Our ability to compete against other Chinese and international enterprises will be , to a significant extent, dependent on our ability to distinguish our products from those of our competitors by providing large volumes of high quality products that appeal to consumers’ tastes and preferences at reasonable prices. Some of our future competitors have been in business longer than we have and are more established. Our future competitors may provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. Increased competition may result in price reductions, higher supplier prices, reduced margins and loss of market share, any of which could materially adversely affect our profit margins after we commence operations and generate revenues.

Our future  sales and reputation may be affected by product liability claims, litigation or, product recalls in relation to our products.

The sale seeds for growing products for human consumption involves an inherent risk of injury to consumers. After we commence operations, we will face risks associated with product liability claims, litigation, or product recalls, if our products cause injury or become adulterated or misbranded. Our products will be subject to contamination, such as mold and bacteria, insects during any of the procurement, transportation and storage processes. If any of our future products were to be tampered with, or become tainted in any of these respects, and we were unable to detect this, our products could be subject to product liability claims or product recalls. Our ability to sell products in the future could be reduced if our seeds have been contaminated by other agents.

We have not procured a product liability or general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by product liability or general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Product liability claims and product recalls could have a material adverse effect on the demand for our products and on our business goodwill and reputation. Adverse publicity could result in a loss of consumer confidence in our products.

Although we have not yet generated revenues, g eneral economic conditions could reduce our revenues after we commence operations .

We have not yet generated revenues.  General economic conditions in the world and particularly in China where we will sell could have  an impact on our business and financial results after we commence operations . The global economy in general remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels after we commence operations and generate revenues could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

After we commence operations, o ur earnings may be sensitive to fluctuations in market prices and demand for our products.

Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product. In addition, after we commence operations, demand for our products could decline, whether because of supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decrease in the selling price received for our products or a decline in demand for our products after we commence operations could have a material adverse effect on our business, results of operations and financial condition.

Because our planned business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

Our planned business is highly seasonal. The seasonal nature of our future operations will result in significant fluctuations in our working capital during the growing and selling cycles. As a result, future operating activities during the second and third fiscal quarters use significant amounts of cash because we typically pay our growers and seeds suppliers/dealers progressively, starting in the second quarter. In contrast, future operating activities for the fourth and first fiscal quarters generate substantial cash as we ship inventory and collect accounts receivable. We expect to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Because we do not grow any of the vegetable seeds that we will sell, after we commence operations , we will be entirely dependent on our existing and to-be-developed network of growers, suppliers/dealers, and our sales, cash flows from operations and results of operations may be negatively affected if growers suppliers/dealers from which we will purchase our products were to stop supplying seed to us.

We currently have a no network of growers of vegetable seeds that provide all of the seed we intend to sell to our customers.   Further, we currently have no customers.   We anticipate that initially we will develop relationships only with a small number of growers. We do not anticipate that we will have long-term supply contracts with any of these growers, which will us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices or competition could disrupt our chain of supply. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenues in the subsequent marketing season. Such disruption could also damage our distributor relationships and potential future customer loyalty to us if we cannot supply the quantity of seed expected by them.

After we commence operations, w e face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

The vegetable seeds market is highly competitive, and after we commence operations, our products will face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We will compete primarily on the basis of consistency of product quality, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing or financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

Our single business line of seed sale does not permit us to spread our business risks among different business segments and, thus, after we commence operations, a disruption in our seed sale or the industry would harm us more immediately and directly than if we were diversified.

We will operate mainly in the vegetable seed business, and we do not expect this to change materially in the foreseeable future. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, after we commence operations, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the industry, payment disruptions and customer rejection of our varieties of vegetable seeds. If there is a disruption as described above, our revenue and income will be reduced, and our business operations may have to be scaled back.

Although we currently have no customers, if after we commence operations we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our potential future customers.

We currently have no customers.  After we commence operations and are able to make sales, we must then be able to acquire sufficient vegetable seeds to meet the demands of our customers. A vegetable seed shortage could result in loss of sales and damage to our reputation. If our future growers become unable or unwilling to produce the required commercial quantities of vegetable seeds on a timely basis and at commercially reasonable prices, we will likely be unable to meet potential future customer demand. The failure to satisfy our potential customers after we commence operations and are able to make sales not only could adversely impact our financial results but could irreparably harm our reputation.

Implementation of our business plan could be delayed by the lengthy trial cycle we anticipate for our seeds in China and the potential that some of the trials will not be as successful as we hoped.

Initially, we intend to sell our new varieties of seeds to plant to farms that will plant them in the trial areas next to the areas where they grow their vegetables with their existing seed varieties.  However, not all the varieties we may initially select may prove to work as well as we believe they will in China. In addition, the trial cycle can be lengthy, over a year in some cases.  The length of this trial cycle and any results which are less than we hope to achieve could delay implementation of our business plan as that situation would require a new test cycle for different seeds.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our founders, president  Jun (Charlie) Huang and secretary/treasurer Yidan (Andy) Liu. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our founders, president  Jun (Charlie) Huang and secretary/treasurer Yidan (Andy) Liu, are responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the costs associated with SEC requirements associated with going and staying public are estimated to be approximately $60,000 in connection with this registration statement and thereafter less than $75,000 annually.  If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Our president  Jun (Charlie) Huang and secretary/treasurer Yidan (Andy) Liu who are primarily responsible for managing our business are involved in potentially competing business ventures and will devote less than full time to our business, which may impede our ability to implement our business plan.

Our president  Jun (Charlie) Huang and secretary/treasurer Yidan (Andy) Liu are involved in potentially competing business ventures and will devote less than full time to our business.  Currently Mr. Huang devotes approximately 25% of his time and Mr. Liu devotes approximately 50% of his time to our business.  As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.  Further, although they intend to terminate their involvement in potentially competing business ventures currently creating a conflict of interest if and when our securities become qualified for quotation on the OTC Bulletin Board, there is no guarantee that this will happen or that they will terminate these activities even if it does happen.  If it does not or they do not, they will conduct business consistent with their fiduciary duties to us minimizing to the maximum extent possible conflicting activities by, among other things, assuring that all orders for seeds received from China will be directed to us and not to these other entities.

Risks Related to our Potential Future Operations in China

Although we have not yet commenced operations and have no customers or revenues, because our initial marketing efforts will be limited to customers that are located in China, the following risks could affect our business after we commence planned harmed and thus harm potential future revenues.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our initial customers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Further as a result, it could be difficult for us to enforce a judgment obtained in the U.S. against our Chinese customers.

You may have difficulty in enforcing any judgment against one of our officer/directors and three other of our directors as they are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.

One of our officer/directors and three other of our Directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our initial customers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability and our supplier’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. The central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. Further, China announced its decision on June 19, 2010 to no longer peg the RMB to the U.S. dollar. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our revenues may decrease.

If we do not secure the required permits from the China Agriculture Department for each of our seed import transactions, we would not be able to import the seeds subject to that request or fill the related customers’ or distributors’ orders.

For each import transaction, we need to submit the import/export application form that contains seed quantity and its Latin term to China Agriculture Department. If the seeds are not on a prohibited list, then the approval is granted.  Once we get the approval, we submit our request to a sub-department within China Agriculture Department to get the phytosanitary request, on which they will list all the diseases China does not allow that might come with this variety we are importing. Once we got the list of diseases, we will send it to the seed supplier located in U.S., and the supplier will provide the phytosanitary certificate with the seed to indicate the seed does not contain any of the diseases listed in the phytosanitary request from China. If we do not secure these required permits from the China Agriculture Department for each of our seed import transactions, we would not be able to import the seeds subject to that request or fill the related customers’ or distributors’ orders.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 3,885,000 shares of our common stock held by non-affiliates and 30,220,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

3,885,000 of our shares held by non-affiliates and 420,000 shares held by management and their affiliates are being registered in this offering, however all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 87.72 % of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Because our two executive officers hold a significant majority of our shares of common stock, it may not be possible to have adequate internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ending September 30 following the year in which this registration statement is declared effective. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. However, because our two executive officers hold a significant majority of our shares of common stock, it may not be possible to have adequate internal controls.  We cannot predict what affect this will have on our stock price.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer and as an issuer of penny stocks.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our lack of significant revenues

•	our growth potential

•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)
Jun Huang [9][10] [11][12][13][25]	15,000,000	100,000	14,900,000	43.54%	43.26%	Officer/Director
Yidan Liu [2] [3] [4]	15,000,000	100,000	14,900,000	43.54%	43.26%	Officer/Director
Jiwen Zhang [2][5][6][7][8][32][33]	10,000	10,000	0	*	0
Pieter Droegkamp	5,000	5,000	0	*	0
Ross R. Rispens [14]	50,000	50,000	0	0.15%	0	Officer/Director
Howard K. Rispens [14]	50,000	50,000	0	0.15%	0
Jincheng Wu & Bing Qian [15]	100,000	100,000	0	0.29%	0
Xiaorong Han [16]	100,000	100,000	0	0.29%	0
Xiaodong Han [16]	100,000	100,000	0	0.29%	0
Han Wang	10,000	10,000	0	*	0
Jifen Xu	10,000	10,000	0	*	0
Mike L Fang	30,000	30,000	0	*	0
Sean Zhang	10,000	10,000	0	*	0
Alan C. Fung & Jie Hu [17]	50,000	50,000	0	0.15%	0
Hu Zhenxi & Cao Xueyan [18]	50,000	50,000	0	0.15%	0
Dongqing Xue [22][23]	20,000	20,000	0	*	0

Qiuju Xue [22]	20,000	20,000	0	*	0
Yujiu Zhang [23][24]	20,000	20,000	0	*	0
Xiaoxuan Jiang	20,000	20,000	0	*	0
Sun Liang	20,000	20,000	0	*	0
Baohua Hang [10]	10,000	10,000	0	*	0
Jingjie Ma [11]	10,000	10,000	0	*	0
Ke Li [12]	10,000	10,000	0	*	0
Kejing Xiao [13]	10,000	10,000	0	*	0
Zhanhong Liu	20,000	20,000	0	*	0
Yangfei Huang	50,000	50,000	0	0.15%	0
Zhong Li	20,000	20,000	0	*	0
Fei Lu	50,000	50,000	0	0.15%	0
Xinyu Wang	10,000	10,000	0	*	0	Officer/Director
Fangmin Ye	10,000	10,000	0	*	0
Yuntao Shi	100,000	100,000	0	0.29%	0
Youqing Zhou	20,000	20,000	0	*	0
Tao Jiang	10,000	10,000	0	*	0
Tao Fan	100,000	100,000	0	0.29%	0
Yang Li	50,000	50,000	0	0.15%	0
Shurong Wang	10,000	10,000	0	*	0
Xiujin Fu [26]	100,000	100,000	0	0.29%	0
Bo Yang [26]	100,000	100,000	0	0.29%	0
Jin Wang	10,000	10,000	0	*	0

Guoxin Qiu	100,000	100,000	0	0.29%	0
Yuyan Guo	100,000	100,000	0	0.29%	0
Xindong Lu	50,000	50,000	0	0.15%	0
Bingmei Ma	50,000	50,000	0	0.15%	0
Wen Huang [9]	10,000	10,000	0	*	0
Chuanwen Sun	100,000	100,000	0	0.29%	0
Baojian Qiao	20,000	20,000	0	*	0
Guangfu Pan	20,000	20,000	0	*	0
Yaolian Huang	20,000	20,000	0	*	0
Manying Chen	50,000	50,000	0	0.15%	0	Officer/Director
Donggui Hong	20,000	20,000	0	*	0
Yong Chen	20,000	20,000	0	*	0
Shuxia Jiang	20,000	20,000	0	*	0
Xiaowen Han [21]	10,000	10,000	0	*	0
Weiyi Wu [27]	100,000	100,000	0	0.29%	0
Yongwei Chen [27]	100,000	100,000	0	0.29%	0
Ming Lu	50,000	50,000	0	0.15%	0
Hui Zhang	20,000	20,000	0	*	0
Jihong Zhang [3][32]	50,000	50,000	0	0.15%	0
Jishuang Zhang [6]	100,000	100,000	0	0.29%	0
Xianfeng Zhang [24] [25][28]	20,000	20,000	0	*	0
Junjie Dai [28]	20,000	20,000	0	*	0
Suhua Lu [20][21]	20,000	20,000	0	*	0
Ping Guan	20,000	20,000	0	*	0

Yingchun Wang	10,000	10,000	0	*	0
Zhiqiang Liu	20,000	20,000	0	*	0
Qunshan Yang	20,000	20,000	0	*	0
Baocheng Li	20,000	20,000	0	*	0
Hongchen Li [29]	20,000	20,000	0	*	0
Hongyan Liu	10,000	10,000	0	*	0
Lizhong Jia	10,000	10,000	0	*	0
Hongjun Li [29]	10,000	10,000	0	*	0
Yuncheng Chen	10,000	10,000	0	*	0
Guohua Zhang	10,000	10,000	0	*	0
Kai Hu	20,000	20,000	0	*	0
Qiming Peng	10,000	10,000	0	*	0
Jinwang Sun	50,000	50,000	0	0.15%	0
Jie Zhang [7]	100,000	100,000	0	0.29%	0
Hongbo Yuan	20,000	20,000	0	*	0
Xiumei Zhang	50,000	50,000	0	0.15%	0
Li Zhang	200,000	100,000	100,000	0.58%	0.29%
Minhang Wei [19]	100,000	100,000	0	0.29%	0	Officer/Director
Minyun Wei [19]	50,000	50,000	0	0.15%	0
Guiwang Wei	20,000	20,000	0	*	0
Na Yin	20,000	20,000	0	*	0
Rongbo Li	10,000	10,000	0	*	0
Furong Jiang [30]	50,000	50,000	0	0.15%	0
Fuqiang Jiang [30]	10,000	10,000	0	*	0
Yulong Yan	20,000	20,000	0	*	0

Qin Fang	50,000	50,000	0	0.15%	0
Haiyun Qin	20,000	20,000	0	*	0
Shuang Liang	10,000	10,000	0	*	0
Weidong Cheng	20,000	20,000	0	*	0
Jun Li	10,000	10,000	0	*	0
Suna Lu [20]	10,000	10,000	0	*	0
Ming Zhang [8]	100,000	100,000	0	0.29%	0
Jun Zhan	50,000	50,000	0	0.15%	0
Huaijin Lin	100,000	100,000	0	0.29%	0
Xiaobo Liu	20,000	20,000	0	*	0
Lin Wang	10,000	10,000	0	*	0
Jichun Li [31]	50,000	50,000	0	0.15%	0
Yunhui Li [31]	100,000	100,000	0	0.29%	0
Yunbo Li [31]	50,000	50,000	0	0.15%	0
Tao Xu	10,000	10,000	0	*	0
Guozheng Liu	20,000	20,000	0	*	0
Xingqin Long	20,000	20,000	0	*	0
Mingxiu Jin	10,000	10,000	0	*	0
Shaowei Cai	20,000	20,000	0	*	0
Gonglin Tang	10,000	10,000	0	*	0
Lijuan Wang	10,000	10,000	0	*	0

Zhangbao Dong	10,000	10,000	0	*	0
Zhengdong Huang	10,000	10,000	0	*	0
Jit Chan	10,000	10,000	0	*	0
Jichun Zhang [5]	10,000	10,000	0	*	0
Jiquan Zhang [4][33]	10,000	10,000	0	*	0
Jiaquan Fan	20,000	20,000	0	*	0
Michael Williams	344,495	100,000	244,495	1.00%	0.7%	Attorney
TOTAL	34,449,495	4,305,000	30,144,495	96.88%	87.51%
________
* Less than .10%

[1]	Assuming sale of all shares registered hereunder.
The following family relationships exist between our Selling Shareholders:

2)	Yidan Liu <-> Jiwen Zhang (husband and wife)
3)	Jihong Zhang <-> Yidan Liu (sister-in-law)
4)	Jiquan Zhang <-> Yidan Liu (brother-in-law)
5)	Jichun Zhang <-> Jiwen Zhang (cousins)
6)	Jishuang Zhang <-> Jiwen Zhang (cousins)
7)	Jie Zhang <-> Jiwen Zhang (cousins)
8)	Ming Zhang <-> Jiwen Zhang (cousins)
9)	Jun Huang <-> Wen Huang (brothers)
10)	Baohua Huang <-> Jun Huang (father and son)
11)	Jingjie Ma <-> Jun Huang (mother and son)
12)	Ke Li <-> Jun Huang (father-in-law and son)
13)	Kejing Xiao <-> Jun Huang (mother-in-law and son)
14)	Ross R. Rispens <-> Howard K. Rispens (brothers)
15)	Jincheng Wu <-> Bing Qian (husband and wife)
16)	Xiaodong Han <-> Xiaorong Han (brother and sister)
17)	Alan C. Fang <-> Jie Hu (husband and wife)
18)	Hu Zhenxi <-> Cao Xueyan (husband and wife)
19)	Minhang Wei <-> Minyun Wei (brothers)
20)	Suhua Lu <-> Suna Lu (sisters)
21)	Suhua Lu <-> Xiaowen Han (brother in law)
22)	Qiuju Xue <->Dongqing Xue (sisters)
23)	Yujiu Zhang<-> Dongqing Xue (father-in-law)
24)	Xianfeng Zhang <-> Yujiu Zhang (father and son)
25)	Xianfeng Zhang <-> Jun Huang (cousin)
26)	Bo Yang <-> Xiujin Fu (husband and wife)
27)	Weiyi Wu <-> Yongwei Chen (husband and wife)
28)	Xianfeng Zhang <-> Junjie Dai (husband and wife)
29)	Hongjun Li <-> Hongchen Li (brothers)
30)	Fuqiang Jiang <-> Furong Jiang (brother and sister)
31)	Jichun Li <->Yunbo Li<-> Yunhui Li (brothers)
32)	Jihong Zhang <-> Jiwen Zhang (sisters)
33)	Jiquan Zhang <-> Jiwen Zhang (brother and sister)

Share Issuances

On February 7, 2011, two founders of the Company, one a U.S. citizen or resident and one a non-U.S. citizen or resident, Jun Huang and Yidan Liu purchased 30,000,000 shares at $0.001 per share.  The proceeds of $30,000 were received.

On May 31, 2011, additional 4,105,000 shares were issued to 113 shareholders, of which 15 are U.S. citizens or residents and 98 non-U.S. citizens or residents at price of $0.1 per share or $410,500 aggregate proceeds.

On June 30, 2011, 344,495 shares was issued to our attorney $0.1 per share for legal service valued at $ 34,450.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.   We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 4,305,000 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.   There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Yidan (Andy) Liu	42	Founder, Director and Secretary/Treasurer
Jun (Charlie) Huang	44	Founder, President
Ross Rispens	53	Director
Manying Chen	47	Director
Minhang Wei	40	Director
Xinyu Wang	44	Director

Yidan (Andy) Liu, age 42, has been our Founder, Director and Secretary/Treasurer since inception.  November 2006 to date, he started as a SAP consultant and in 2010 got promoted to a Manager at Accenture, a Management consulting, technology services and outsourcing company.  He started his own company, America Brilliance Corp, in 2008, initially focusing on the offer and sale of seeds in China to test the concept of our business plan, and later adding the sale of medical equipment in China . To avoid conflicts of interest, he plans to terminate the part of this business involved in the offer and sale of seeds if and when our securities are qualified for quotation on the OTCBB,   leaving America Brilliance Corp. solely involved in the medical products business which will be operated solely by his wife and closed entirely by the end of 2012.  From May 1998 to November 2006, he was Software Engineer with Ryerson, a steel service company.  He has a Computer Science Master Degree, Loyola University Chicago, IL May, 1998 and a Mathematics Bachelor Degree, Capital Normal University, Beijing, China, May, 1991.   Mr. Liu brings to the Board a deep solid understanding about both Chinese and American culture and value systems and a knowledge of the business of offering and selling seeds in China and the establishment of related import/export supply chain for these seed sales. This experience will provide the company specific knowledge of the sale of our products and a comprehensive view and a bridge between West and East when making strategic plans or doing day-to-day business.

Jun (Charlie) Huang has been our Founder and President since inception. March 2002 to date, owner, general manager of Beijing Shenghuadefeng seeds company.  To avoid conflicts of interest, he plans to terminate all involvement in this business once our securities are qualified for quotation on the OTCBB.  From January 1996 to February 2002, he has been department manager of Eastern Flower import/export company in the seed business. From September 1991 to December 1995, he was CFO of Beijing Phosphate Company (renamed to Beijing Agricultural Material Supply Station).  He obtained Certificate of Agronomist issued by China Agriculture Department at 1993. In August 1991, he obtained his bachelor degree of Agriculture Economy Management from Agriculture Economy department in Beijing Agricultural College. He brings to the Board his significant direct agriculture related experience as well as his network of contacts and relationships with customers and secondary dealers across China as well as U.S suppliers and growers.

Ross Rispens has been a Director since inception.  He is vice president of Rispens Seeds Inc which he joined in June 1976 after he graduated from high school. He brings to the Board his His over 35 years experience in the industry and reputation from himself and his family owned company as well as his network of contacts and knowledge of the U.S. side of our business.

Manying Chen has been a Director since inception.  He is general manager of Xi’an SunnySeeds Co. Ltd, Xi’an China in charge of vegetable seed breeding projects from 2001 to date. He has been also working at Xi’an Agriculture Technology Promotion Center charged in promoting new technologies since 2009. From 1988 to 2001, as vice director of Xi’an Academy of Vegetable Sciences, he focused on research and development department. He received master degree from Horticulture Department, Northwestern University of Agriculture in 1988. He also studied in Japan International Cooperation Agency from March to August 1997. He also studied in College of Agriculture, University of Peradeniya, Sri Lanka. He has received numerous awards in China his major research achievements and involvement in vegetable seed breeding, cultivation and new technology promotion field, as follows:

1. Xi’an governmental project: “Chinese Cabbage Production Stability”. Named Forerunner individual by Xi’an City Government.

2. Shaanxi Province Agriculture Extension Station funded project: “None-manual heated type green house construction and extension” which got the 3rd place quality prize of Xi’an government.

3. Toke the charge of Shaanxi Province Department of Science and Technology funded project “Male Sterilization Utility in the Breeding of Pepper”

4. In charge of Xi’an bureau of Science and Technology funded project “New Variety Breeding and Extension of Green Eggplant”. Got No. 3 quality prize of Xi’an government

5. In charge of Xi’an bureau of Science and Technology funded project “New Variety Breeding of Pink Mini Tomato with None-Heat-Sensitive Nematode Resistant”

6. Engaged in Xi’an bureau of Science and Technology funded project “High Efficiency Variety Introduction of Solanum”

He brings to the Board his significant expertise in our industry in China and will help us develop our China market and our brand name in China.

Minhang Wei has been a Director since inception.  He graduated from College of Agriculture, University of Guangxi at July 1997.  From July 1997 to August 1998, he was Manager of Wuming County, Taiping government.  From September 1998 to October 2002, he was manager of Guangxi Seeds Company. In November 2002, he started Nanning Saifeng Seeds Company and worked there until November 2004. In November 2004, he started Guangxi Yahang Agriculture Technology Co. Ltd. and worked there until January 1911. In February 2011, he started Nanning Guishu Horticulture Technology Company and worked there until today. He had started multiple agriculture related companies and also involved in acquisitions. He brings to the Board his significant expertise in our industry in China and will help us develop our China market and our brand name in China.

Xinyu Wang has been a Director since inception.  He has been China Marketing and Business Manager with Hazera Genetics LTD since October 2001. From August 1997 to October 2001, he was  the chief representative of marketing team with United Beijing office of Hazera Genetics LTD and Haifa Chemicals LTD, both are Israel-based global companies.  He brings to the board his significant management expertise with global companies, in marketing & sales, technical support, project development, distribution management, business development and overall administration management roles in seed and chemicals industry.

Our president  Jun (Charlie) Huang and secretary/treasurer Yidan (Andy) Liu are involved in potentially competing business ventures and will devote less than full time to our business.  Currently Mr. Huang devotes approximately 25% of his time and Mr. Liu devotes approximately 50% of his time to our business.  As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.  Further, although they intend to terminate their involvement in potentially competing business ventures currently creating a conflict of interest if and when our securities become qualified for quotation on the OTC Bulletin Board, there is no guarantee that this will happen or that they will terminate these activities even if it does happen.  If it does not or they do not, they will conduct business consistent with their fiduciary duties to us minimizing to the maximum extent possible conflicting activities by, among other things, assuring that all orders for seeds received from China will be directed to us and not to these other entities.

Family Relationships

There are no family relationships between or among our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.

Name	Number of Shares of Common stock	Percentage
Yidan (Andy) Liu [1]	15,010,000	43.57%

Jiwen Zhang [1]	15,010,000	43.57%

Jun (Charlie) Huang	15,000,000	43.54%

Ross Rispens	50,000	0.15%

MinHang Wei	100,000	0.3%

ManYing Chen	50,000	0.15%

XinYu Wang	10,000	0.03%

All executive officers and directors as a group [6 persons]	30,220,000	87.72%
[1]  Includes 10,000 shares owned by Jiwen Zhang, wife of Mr. Liu.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 34,449,495 shares of common stock outstanding as of February 23, 2011.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 34,449,495 shares of common stock issued and outstanding held by 116 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup , the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to September 30, 2011 included in this prospectus have been audited by Enterprise CPAs, Ltd. which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida. Michael T. Williams, principal of Williams Law Group, P.A., owns 344,495 shares of our common stock, of which 100,000 are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Hong Kong China Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

A & C United Agriculture Developing Inc., or the “Company,” is a Nevada corporation formed on February 7, 2011.  Our principal executive office is located at Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.  Tel: 630-288- 2500

Business

Our business will be the sale of vegetable seeds in all areas of the world, focusing initially on China.  We have not yet sold any of these products.

We will sell the following types of vegetable seeds:  broccoli, squash, and cabbage.  It was determined that these would be the initial varieties we would sell based upon the experience of America Brilliance Corp, an affiliate of Mr. Liu, our president, which he set up to test the business concept for our company and which sold various types of seeds in China in connection with such testing.  These varieties were the most accepted by potential customers in China.

We will acquire these seeds from various suppliers in the United States.

Since our inception we have engaged in the following significant operating activities:

•	Company set up
a.	Incorporate company in state of Nevada
b.	Set up main executive office in Oak Brook, IL
c.	Open up bank account for the company

•	Secured initial capital by private placement to investors

•	Commenced significant other operational activities, such as:
a.	Have visited 3 existing seed suppliers in California, Illinois, Maine
b.	Have visited 2 existing farms in California
c.	Have visited 2 existing seed breeders in California and Wisconsin

As of the date of this Prospectus, we have oral agreements with the following four seed suppliers:

•	Rispens Seeds. Inc, IL
•	Holaday Seed Company, CA
•	Johnny's Selected Seeds, ME
•	Integra Hybrids, LLC, CA

We do not intend to enter into formal written supply contracts with these or any other suppliers but instead will place separate purchase orders with our suppliers.  These suppliers have orally indicated that they can and will honor all our purchase orders when given in the foreseeable future.

Initially, we plan to focus our marketing activities in China.

We plan to commence activities by terminating the two businesses set up by our management to test our business plan, American Brilliance Corp. established by Mr. Liu and Shenghuadefeng established by Mr. Huang, and informing suppliers and customers that all of our seed business will be conducted in the future by A & C.

As described in Managements Discussion and Analysis of Financial Condition and Results of Operations below, we intend to commence operational activities in China no later than June 2012 and we currently have sufficient cash resources to fund all of the tasks we anticipate undertaking to commence operations in the next 12 months.

We have no specific timetable as to when we could commence operations in other areas of the world.

Sales, Marketing and Distribution

We will sell vegetable seeds to customers and end users that are located throughout most provinces of China. We will select and test various types of seeds for   different weather types at different locations. We believe that higher germination rate, high yielding, stability, relatively shorter maturity are the main criteria for most of the customers and end users.   We intend to offer and sell only seeds that have not been genetically modified. GMO stands for genetically modified organism and is an organism whose genetic material has been altered using genetic engineering techniques. GMO vegetable seeds is not allowed to be sold in China.   We do not have written contracts with these customers and end users.

We primarily will sell our seed through to-be-developed our network of distributors and dealers and brokers in China. We do not currently have or expect to have in the future formal distribution agreements with our distributors, but instead, will operate on the basis of purchase orders and invoices. The price, terms of sale, trade credit and payment terms are negotiated on a customer-by-customer basis. Our arrangements with our distributors will not include a right of return. Typical terms for customers require payment in full within 60 days of the date of shipment. In certain cases such as supply shortage, sales to our dealers will be paid in advanceOur credit policies will be determined based upon the long-term nature of the relationship with our customers and end users. Credit limits will be established for individual customers based on historical collection experience, current economic and market conditions and a review of the current status of each customer's trade accounts receivable.

We believe that selling through dealers and distributors will enable us to reach growers in areas where there are geographic or other constraints on direct sales efforts. We will select dealers and distributors based on shared vision, technical expertise, local market knowledge and financial stability. We will limit the number of dealers with whom we have relationships in any particular area. In addition, we believe that we will build dealer/distributor loyalty through an emphasis on service, access to breeders, ongoing training and promotional material support.

We believe that our best marketing tool is the word of mouth. We plan to participate national seed shows in China several times a year to networking and social marketing.

Supply and Trial Cycle

Based upon management’s experience in the industry, we believe there is an adequate supply in the United States of the types of vegetable seeds we intend to sell in China.   We believe that with advanced technology and mature global seed accessibility, U.S seed companies can provide us with the varieties Chinese end users are looking for. We are focused on finding the right varieties. We first will collect specifications from Chinese end users, then we will match them with the varieties available in the U.S. We will ask suppliers for samples or sometimes will purchase small amount of seeds.  We will then try them in various locations in China at different planting seasons.

We have identified most of the farms for potential trials from farms we have worked with or are targeting for initial seed trials through the trial businesses run by our management.  We believe based upon our experience that we will not encounter any significant obstacles in getting theses farms to test our seeds.  These farms have their own trial areas side by side with their production farm land. We intend to sell them our new varieties of seeds to plant in the trial areas next to the areas where they grow their vegetables with their existing seed varieties.  We believe this type of trial process will not significantly impact these farms’ current production, as it will be using a small test area next to where they have traditionally grown their vegetables, and provide the best test results since our seeds will be used to grow vegetables in the same location and conditions as their existing vegetable production. The challenge we have is that not all the varieties we may initially select will prove to work as well as we believed in China. The trial cycle can be over a year in some cases.

We do not anticipate offering any material right of return on our product although we may reimburse buyers on a case-by-case basis if seeds we sell do not perform well fo a particular grower through no fault of the grower.

Seasonality

Sale of vegetable  seed is affected by seasonal planting patterns of farmers in the geographical areas in China which our seed varieties will be sold. We believe that our sales and earnings performance in North China typically will be the strongest in the autumn, and South China in spring. We believe that our working capital requirements will be typically greatest in our second and third fiscal quarters since payments to growers are largely deferred until this time. We believe that our trade receivables will be at a low point in August and increase through the selling season to peak at the end of the second fiscal quarter

Customers

We currently have no customers.  We anticipate that we will sell our products to wholesalers and farmers located throughout China.

Our Competition and Our Market Position

Competition in the vegetable seed industry in China and internationally is intense. We will face direct competition by other seed companies, including small family-owned businesses, as well as subsidiaries or other affiliates of chemical, pharmaceutical and biotechnology companies, many of which have substantially greater resources than we do. We will initially be a small competitor in the market.

Our principal larger competitors will be Monsanto, Syngenta, Limagrain, Bejo, China National Seed Group Co., Ltd. We intend to compete with these larger competitors be offering more flexibility and quicker turnaround time when potential customers or distributors are asking for new seed varieties.  There are about 50-60 small to mid-size local Chinese companies that are also importing foreign seeds with which we will also compete. We believe that our management’s research on the American seed supplier market and contacts we have made with the American supplier market in connection with the two trial businesses they established as described above will give us a competitive advantage over these competitors.

However, many of our existing and potential competitors have substantially greater research and product development capabilities and financial, marketing and human resources than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or potential products or that achieve greater market acceptance than our products or potential products;
•	devote greater resources to developing, marketing or selling their products;
•	respond more quickly to new or emerging technologies or scientific advances which could render our products or potential products obsolete or less preferable;
•	obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products we might otherwise develop;
•	withstand price competition more successfully than we can;
•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our customers or prospective customers; and
•	take advantage of acquisition or other opportunities more readily than we can.

Environmental and Regulatory Matters

Our agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act.  These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to seed treatment both for domestic and overseas varieties..

Compliance with these laws and related regulations is an ongoing process that is not expected to have a material effect on our capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by us, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

We also are subject to the Federal Seed Act (the "FSA"), which regulates the interstate shipment of agricultural and vegetable seed. The FSA requires that seed shipped in interstate commerce be labeled with information that allows seed buyers to make informed choices and mandates that seed labeling information and advertisements pertaining to seed must be truthful. The FSA also helps promote uniformity among state laws and fair competition within the seed industry.

Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act and similar non-U.S. laws and regulations) and local government regulations. To help ensure compliance with these laws and regulations, we have adopted specific risk management and compliance practices and policies, including a specific policy addressing the U.S. Foreign Corrupt Practices Act.

We are also subject to numerous other laws and regulations applicable to businesses operating in China, including, without limitation, health and safety regulations.  Specifically, vegetable seeds are allowed with to be imported from the U.S. into China with no Chinese taxes under an application process.  For each import transaction, we need to submit the import/export application form that contains seed quantity and its Latin term to China Agriculture Department. If the seeds are not on a prohibited list, then the approval is granted.  Once we get the approval, we submit our request to a sub-department within China Agriculture Department to get the phytosanitary request, on which they will list all the diseases China does not allow that might come with this variety we are importing. Once we got the list of diseases, we will send it to the seed supplier located in U.S., and the supplier will provide the phytosanitary certificate with the seed to indicate the seed does not contain any of the diseases listed in the phytosanitary request from China. If we do not secure these required permits from the China Agriculture Department for each of our seed import transactions, we would not be able to import the seeds subject to that request or fill the related customers’ or distributors’ orders.

Research and Development

We have not incurred research and development expenses in the last two fiscal years.

Our Intellectual Property

We have no intellectual property.

Our Employees

Our only employees are our management. We have no collective bargaining agreement with our employees. We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

A & C United Agriculture Developing Inc., or the “Company,” is a Nevada corporation formed on February 7, 2011. Our principal executive office is located at Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523. Tel: 630-288- 2500

Our business will be the sale of vegetable seeds in all areas of the world, focusing initially on China.  We have not yet sold any of these products.

We will sell the following types of vegetable seeds:  broccoli, squash, and cabbage.

We will acquire these seeds from various suppliers in the United States.

Current and Future Planned Operational Activities

Since our inception we have engaged in the following significant operating activities:

•	Company set up
a.	Incorporate company in state of Nevada
b.	Set up main executive office in Oak Brook, IL
c.	Open up bank account for the company

•	Secured initial capital by private placement to investors

•	Commenced significant other operational activities, such as:
a.	Have visited 3 existing seed suppliers in California, Illinois, Maine
b.	Have visited 2 existing farms in California
c.	Have visited 2 existing seed breeders in California and Wisconsin

As of the date of this Prospectus, we have oral agreements with the following four seed suppliers:

•	Rispens Seeds. Inc, IL
•	Holaday Seed Company, CA
•	Johnny's Selected Seeds, ME
•	Integra Hybrids, LLC, CA

We do not intend to enter into formal written supply contracts with these or any other suppliers but instead will place separate purchase orders with our suppliers.  These suppliers have orally indicated that they can and will honor all our purchase orders when given in the foreseeable future.

During the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions:

Event	Actions	Time	Total estimated cost
Set up Beijing, China branch office	Shop for office location, Design organizational structure Register with local government/departments Recruit right resources to fill in org chart	By June 30th, 2012	$25,000
Broccoli Seed sale to reach 1000 units (100,000 seed count/unit)	Continue China marketing; Continue trials at different locations in China;	By June 30th, 2012	$20,000
To attend ASTA's 129th Annual Convention	Collect grower/distributors requirements Prepare flyers, promotion materials	By June 30th, 2012	$12,000
To attend another 2-3 nation-wide shows, including product demo in the fields, in U.S	Collect grower/distributors requirements Prepare flyers, promotion materials	By Dec 31st, 2012	$25,000
Carrot Seed sale to reach 1,000kg	Continue to work with the breeder in U.S to agree on price; Continue trials at different locations in China; Marketing in China	By Dec 31st, 2012	$30,000
Broccoli Seed sale to reach 3000 units (100,000 seed count/unit)	Continue China marketing; Continue trials at different locations in China;	By Dec 31st, 2012	$30,000
To attend 3-4 national seeds shows in China	Define marketing approach, design and implement company logo, web pages, posters	By Dec 31st, 2012	$12,000
Squash seed sale to reach 200KG	Continue China marketing; Continue to trials at different locations in China	By Dec 31st, 2012	$10,000
To invite U.S carrot breeders from Integra Hybrids to visit Chinese growers mainly located in Fujian province, southern China	To work on schedule, agenda, logistic details	By April 30th, 2012	$10,000 (2 people from U.S)
To invite U.S sweet corn breeders from Abbott Cobb, to visit Chinese growers located in north-east of China	To work on schedule, agenda, logistic details	By Oct 31st, 2012	$10,000 (2 people from U.S)

As described in “Liquidity and Capital Resources,” below, we currently have sufficient cash resources to fund all of these anticipated obligations.

Results of Operations

For the period from February 7, 2011 (date of inception) through September 30, 2011

Revenue

Since our company started on February 7, 2011, there was no revenue generated for the period February 7, 2011 (date of inception) through September 30, 2011.

Cost of Revenue

Since our company started on February 7, 2011, there was no cost of goods sold incurred for the period February 7, 2011 (date of inception) through September 30, 2011.

Expense

Our expenses consist of selling, general and administrative expenses as follows:

For the period period February 7, 2011 (date of inception) through September 30, 2011, there was a total of $37,543 operating expenses as follows:

Expense
Bank Service Charges	$270
License & Registration	1,275
Meals and Entertainment	67
Postage and Delivery	30
Printing and Reproduction	124
Auto and Truck Expenses	14
Professional Fees	34,450
Rent Expense	1,312
Total Expense	$37,543

Income & Operation Taxes

We are subject to income taxes in the U.S.

We paid no income taxes in USA for the fiscal year ended September 30, 2011 due to the net operation loss in the USA.

Net Loss

We incurred net losses of $37543 for the period from February 7, 2011 to September 30, 2011.

For the fiscal quarter ended December 31, 2011

Revenue

There was no revenue generated for the fiscal quarter ended December 31, 2011.

Cost of Revenue

There was no cost of goods sold incurred for the fiscal quarter ended December 31, 2011.

Expense

Our expenses consist of selling, general and administrative expenses as follows:

For the fiscal quarter ended December 31, 2011, there was a total of $ 15,564 operating expenses; and for the period February 7, 2011 (date of inception) through December 31, 2011, there was a total of $53,107 operating expenses as follows:

	Three Months Ended December 31 2011	Cumulative from February 7, 2011 (Date of Inception) Through December 31, 2011
Expense
Bank Service Charges	51	321
License & Registration	0	1,275
Meals and Entertainment	0	67
Postage and Delivery	0	30
Printing and Reproduction	0	124
Auto and Truck Expenses	0	14
Professional Fees	15,000	49,450
Rent Expense	513	1,825
Total Expense	15,564	53,107

Income & Operation Taxes

We are subject to income taxes in the U.S.

We paid no income taxes in USA for the fiscal quarter ended December 31, 2011 due to the net operation loss in the USA.

Net Loss

We incurred net losses of $15,564 for the fiscal quarter ended December 31, 2011, and net losses of $ 52,900 for period from February 7, 2011 to December 31, 2011.

Liquidity and Capital Resources

	At December 31	At September 30
	2011	2011

Current Ratio*	127.51	147.26
Cash	$425,386	$435,437
Working Capital***	$422,050	$437,614
Total Assets	$425,386	$440,606
Total Liabilities	$3,336	$2,992

Total Equity	$422,050	$437,614

Total Debt/Equity**	0.01	0.01
______
*Current Ratio = Current Assets /Current Liabilities.
** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.
*** Working Capital = Current Assets – Current Liabilities.

The Company had cash and cash equivalents of $ 425,386 at December 31, 2011 and the working capital of $ 422,050 with liabilities of $ 3,336.

As of January 17, 2012, we have approximately $425,000 in cash.  We need a minimum of approximately $200,000 in funds to finance our business in the next 12 months, in addition to the funds which will be used to go and stay public, which funds will be as described above.  This amount does not include all our costs which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be approximately $60,000 in connection with this registration statement and thereafter less than $75,000 annually.   We believe we have sufficient cash available to fund all of our operational and SEC filing needs during the next 12 months.  In order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding. We do not have any plans or specific agreements for new sources of funding or any planned material acquisitions.

Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern.   The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

DESCRIPTION OF PROPERTY

Our business office address is Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.

•	Name of Landlord: Regus
•	Term of Lease: 2/24/2011 to 2/29/2012
•	Monthly Rental: $169

The property is adequate for our current needs.  We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions  for  property  and currently  have  no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of September 30, 2011, total 30,210,000 shares were issued to officers and directors as follows:

Name	Title	Share QTY	Amount	Purchase Date	% of Common Share
Jun Huang	President	15,000,000	$ 15,000	2/7/2011	43.54%
Yidan Liu	Secretary, CFO	15,000,000	$ 15,000	2/7/2011	43.54%
Ross Rispens	Diretor	50,000	$ 5,000	5/31/2011	0.15%
Xinyu Wang	Diretor	10,000	$ 1,000	5/31/2011	0.03%
Manying Chen	Diretor	50,000	$ 5,000	5/31/2011	0.15%
Minhang Wei	Diretor	100,000	$ 10,000	5/31/2011	0.29%
Total		30,210,000	$ 51,000		87.69%
_________
*Based upon total outstanding shares 34,449,495 as of September 30, 2011.

Since the date of Company’s inception on February 7, 2011, the officers and directors Yidan Liu have advanced the amount of $ 2,992 to the Company for incorporating and setting up the Company. The outstanding balance is due on demand and no written agreement was signed.Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.   There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

Sales of our common stock under Rule 144.

There are 3,885,000 shares of our common stock held by non-affiliates and 30,220,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

3,885,000 of our shares held by non-affiliates and 420,000 shares held by management and their affiliates are being registered in this offering, however all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 116 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before September 30, 2012, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through September 30, 2012, including a Form 10-K for the year ended September 30, 2012, assuming this registration statement is declared effective before that date.  At or prior to September 30, 2012, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on September 30, 2012.  If we do not file a registration statement on Form 8-A at or prior to September 30, 2012, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

We have not paid any compensation to our two executive officers and we have no agreements or understandings, written or oral, to pay them compensation.

However, our two executive officers have agreed that they will not receive any salary or benefits unless they reasonably believe we have or will have sufficient net income or other cash resources to fund our operating needs for the subsequent 12 months.

Board of Directors

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Yidan (Andy) Liu	0	0	0	0	0	0	0
Jun (Charlie) Huang	0	0	0	0	0	0	0
Ross Rispens	0	0	0	0	0	0	0
MinHang Wei	0	0	0	0	0	0	0
ManYing Chen	0	0	0	0	0	0	0
XinYu Wang	0	0	0	0	0	0	0

We have no compensation arrangements (such as fees for retainer, committee service, service as founder and secretary/treasurer of the board or a committee, and meeting attendance) with directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

A & C United Agriculture Developing Inc

(A Development Stage Enterprise)

Audited Financial Statements

As of September 30 2011

Table of Contents

Independent Registered Public Accounting Firm’s Auditor’s Report on the Financial Statements

Board of Directors and Shareholders of A & C United Agriculture Developing Inc

We have audited the accompanying balance sheets of A & C United Agriculture Developing Inc as of September 30, 2011, and the related statements of loss, shareholders’ equity, and cash flows for the year ended September 30, 2011, and for the cumulative period from February 7, 2011 (date of inception) through September 30, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A & C United Agriculture Developing Inc. as of September 30, 2011, and the results of its operations and their cash flows for the year ended September 30, 2011, and for the cumulative period February 7, 2011 (date of inception) through September 30, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note F to the financial statements, the Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Chicago, IL

January 12, 2012

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
BALANCE SHEET

September 30
2011
ASSETS	(Audited)
Current assets:
Cash and cash equivalents	$435,437
Accounts receivable, net	-
Total Current Assets	$435,437

Other current assets:
Prepaid expense	169
Stock subscription receivable	5,000
Total Other Current Assets	$5,169

TOTAL ASSETS	$440,606

LIABILITIES & EQUITY
Current liabilities:
Account payable	$-
Total current liabilities	$-

Other current liabilities:
Loan from shareholders	2,992
Total other current liabilities	$2,992

Total liabilities	$2,992

Stockholders' Equity:
Common stock, $0.001 par value;
500,000,000 shares authorized;
34,449,495 shares issued and outstanding.	$440,500
Paid-in capital	$34,450
Deficit accumulated during the development stage	(37,543)
Accumulated other comprehensive income (loss)	207

Total stockholders' equity	$437,614
TOTAL LIABILITIES & EQUITY	$440,606

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF LOSS

	Year Ended September 30	Cumulative from February 7, 2011 (Date of Inception) Through September 30,
	2011	2011

Revenues	$-	$-
Cost of Goods Sold	$-	$-
Gross Profit	$-	$-
Operating expenses:
Research and development	$-	$-

Selling, general and administrative expenses	$37,543	$37,543

Depreciation and amortization expenses	$-	$-
Total Operating Expenses	$37,543	$37,543

Operating Loss	$(37,543)	$(37,543)

Investment income, net	$-	$-
Interest Expense, net	$-	$-
Loss before income taxes	$(37,543)	$(37,543)
Income (loss) tax expense	$-	$-
Net loss	$(37,543)	$(37,543)

Net loss per common share- Basics	$(0.00)	$(0.00)
Net loss per common share- Diluted	$(0.00)	$(0.00)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$207	$207
Other comprehensive income (loss)	$207	$207
Comprehensive Income (Loss)	$(37,336)	$(37,336)

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS EQUITY
The Period February 7, 2011 ( Date of Inception)
through September 30, 2011

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Income (Loss)	Equity

Issuance of common stocks to shareholders @0.001 per share on February 7, 2011	30,000,000	$30,000	$-			$30,000

Issuance of common stocks to shareholders @0.1 per share on May 31, 2011	4,105,000	$4,105	$406,395			$410,500

Issuance of common stocks to Michael Williams @0.1 per share on June 30, 2011	344,495	$345	$34,105			$34,450

Adjustment for Exchange rate changes					$207	$207

Net loss for the period ended September 30, 2011				$(37,543)		$(37,543)

Balance, September 30, 2011	34,449,495	$34,450	$440,500	$(37,543)	$207	$437,614

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS

		Cumulative from
		February 7, 2011 (Date
	Year Ended September 30	of Inception) Through September 30
	2011	2011

Operating Activities:
Net loss	$(37,543)	$(37,543)
Adjustments to reconcile net income to net cash provided
by operating activities:
Non-cash portion of share based legal fee expense	34,450	34,450
Prepaid expense	(169)	(169)
Account payable	-	-
Net cash provided by operating activities	$(3,262)	$(3,262)

Investing Activities:
Net cash provided by investing activities	$-	$-

Financing Activities:
Loan from shareholders	$2,992	$2,992
Proceeds from issuance of common stock	435,500	435,500
Net cash provided by financing activities	$438,492	$438,492

Effect of Exchange Rate on Cash	$207	$207
Net increase (decrease) in cash and cash equivalents	$435,437	$435,437
Cash and cash equivalents at beginning of the year	$-	$-
Cash and cash equivalents at end of year	$435,437	$435,437

Supplemental schedule of non-cash investing and financing activities:
Common stock issued pursuant to stock
(Note D)	$5,000	$5,000

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE A- BUSINESS DESCRIPTION

A & C United Agriculture Developing Inc., or the “Company,” is a Nevada corporation formed on February 7, 2011.  Our principal executive office is located at Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.  Tel: 630-288-2500.

The Company’s main business is the sales of vegetable seeds in all areas of the world, focusing initially on China.  We have not yet sold any of these products.

We will sell the following types of vegetable seeds:  broccoli, squash, and cabbage. It was determined that these would be the initial varieties we would sell based upon the experience of America Brilliance Corp, an affiliate of Mr. Liu, our president, which he set up to test the business concept for our company and which sold various types of seeds in China in connection with such testing.  These varieties were the most accepted by potential customers in China.

We will acquire these seeds from various suppliers in the United States

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) ASC 915, “Development Stage Entities”. The Company has devoted substantially all of its efforts to establishing a new business and for which either of the following conditions exists: planned principal operations have not commenced; or the planned principal operations have commenced, but there has been no significant revenue there from.  Due to the Company’s primary efforts was on the formation of new company, and there were no sales activities incurred, accordingly, the Company is considered as development stage entity.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting. The Company’s fiscal year end is the last day of September 30.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures.  Accordingly, actual results could differ from those estimates.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of credit risk

The Company maintains its cash in bank accounts which, at times, may exceed the federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. . As of September 30, 2011, the company had cash and cash equivalents of $435,437.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost.  Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets.  As of September 30, 2011, there were no fixed assets in the Company’s balance sheets.

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method.  In accordance with FASB ASC 718, Stock-Based Compensation, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Operating Expense

Operation expense consists of selling, general and administrative expenses. For the period February 7, 2011 (date of inception) through September 30, 2011, there was a total of $37,543 operating expenses, which include legal fee of $34,450, rent expense of $1,312, business set up and registration fee of $1,275.

Expense
Bank Service Charges	270.00
License & Registration	1,275.00
Meals and Entertainment	67.40
Postage and Delivery	29.95
Printing and Reproduction	124.34
Auto and Truck Expenses	14.25
Professional Fees	34,449.50
Rent Expense	1,312.18
Total Expense	37,542.62

The professional fee of $34,450 was the legal service by issuing common stocks to the attorney Michael Williams.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basics and Diluted Net Loss per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards (SFAS) ASC 260, Earnings per Share (EPS).  ASC 260 requires presentation of basis and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only.  There are no other types securities were issued.  Accordingly, the diluted and basics net loss per common share are the same.

Cumulative Period From February 7 2011 to September 30, 2011

Basic & Diluted EPS Computation

Net Loss September 30, 2011	$(37,543)
Loss available to common stockholders	$(37,543)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

February 7, 2011	30,000,000	245/245	30,000,000

May 31, 2011	4,105,000	122/245	2044122

June 30, 2011	344,495	92/245	129,361

September 30, 2011	0	0	0
Weighted-average shares			32,173,484

Basic & Diluted Net Loss Per Common Share	$(0.00)

The equation from computing basic and diluted EPS is:

Income available to common shareholders/Weighted-average shares

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title
ASC 605	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force
ASC 860	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation
ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives
ASC-310 Receivables	July 2010
For public entities, the disclosure as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting period ending on or after December 15, 2011.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

The company’s comprehensive income is comprised of net income, unrealized gains and losses on marketable securities classified foreign currency translation adjustments, and unrealized gains and losses on derivative financial instruments related to foreign currency hedging.

Operating Leases

The Company entered into a lease for its corporate offices in under terms of non-cancelable operating leases. The lease term is from February 24, 2011 through February 29, 2012 and requires a $169 monthly lease payment, and this office is located at 700 Commerce Drive, STE 500, Oak Brook IL 60523, USA.

NOTE C – RELATED PARTY TRANSACTIONS

Common Shares Issued to Executive and Non-Executive Officers and Directors

As of September 30, 2011, total 30,210,000 shares were issued to officers and directors as follows:

Name	Title	Share QTY	Amount	Purchase Date	% of Common Share
Jun Huang	President	15,000,000	$15,000	2/7/2011	43.54%
Yidan Liu	Secretary, CFO	15,000,000	$15,000	2/7/2011	43.54%
Ross Rispens	Diretor	50,000	$5,000	5/31/2011	0.15%
Xinyu Wang	Diretor	10,000	$1,000	5/31/2011	0.03%
Manying Chen	Diretor	50,000	$5,000	5/31/2011	0.15%
Minhang Wei	Diretor	100,000	$10,000	5/31/2011	0.29%
Total		30,210,000	$51,000		87.69%
______
*Based upon total outstanding shares 34,449,495 as of September 30, 2011.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Loans from Shareholders/Officers

Since the date of Company’s inception on February 7, 2011, the officers and directors Yidan Liu have advanced the amount of $ 2,992 to the Company for incorporating and setting up the Company. The outstanding balance is due on demand and no agreement was signed.

Cost of Goods Sold

The Company’s purchase cost is primarily from supplier, U.S seed companies. Based upon management’s experience in the industry, we believe vegetable seeds supply in United State for the varieties we intend to sell is plenty. We believe that with advanced technology and mature global seed accessibility, U.S seed companies can provide the varieties Chinese end users are looking for. We are focused on finding the right variety. We first will collect specifications from Chinese end users, then we will match them with the variety here. We ask samples or sometimes we purchase small amount of seed.  We will then try them in various locations in China at different planting season. The challenge we have is that not all the varieties we may initially select will prove to work will work in China. The trial cycle can be over a year in some cases.

We do not anticipate offering any material right of return on our product although we may reimburse buyers on a case-by-case basis if seed which passed our trials does not perform well for a particular grower through no fault of the grower.

NOTE D – SHAREHOLDERS’ EQUITY

Under the Company’s Articles of Incorporation of the Company, the Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.001.

On February 7, 2011, the Company was incorporated in the State of Nevada.

On February 7, 2011, two founders of the Company, Jun Huang and Yidan Liu purchased 30,000,000 shares at $0.001 per share.  The proceeds of $30,000 were received.

On May 31, 2011, additional 4,105,000 shares were issued to 113 shareholders at price of $0.1 per share or $ 410,500 common stock.

On June 30, 2011, 344,495 shares was issued to Michael Williams @ $0.1 per share for legal service value $ 34,450.

Therefore, as of September 30, 2011, there was total of 34,449,495 shares issued and outstanding.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continued)

Stock Subscription Receivable - Shareholders

At June 30, 2011, the Company had receivable from its 113 shareholders aggregating $ 405,500 for the purchase of their Company common stock.

Therefore, as of September 30, 2011, the Company still had $ 5,000 stock subscription receivable from one shareholder, Ming Zhang.

The outstanding balances were due on demand.

NOTE E– SUBSEQUENT EVENTS

As of September 30, 2011, the Company still had $ 5,000 stock subscription receivable from one shareholder, Ming Zhang.

In December 2011, the Company received the $ 5,000 from the shareholder, Ming Zhang.

All stock receivables were subsequently paid in full in December 2011.

NOTE F – GOING CONCERN

The Company is currently in the development stage and has not earned any revenues from operations to date; and their activities consist solely of corporate formation, raising capital, and attempting to sell products to generate revenues.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations and carry out its business plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

A & C United Agriculture Developing Inc

(A Development Stage Enterprise)

Unaudited Financial Statements

As of December 31 2011

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
BALANCE SHEET

	December 31	September 30
	2011	2011
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$425,386	$435,437
Accounts receivable, net	-	-
Total Current Assets	$425,386	$435,437

Other current assets:
Prepaid expense	-	169
Stock subscription receivable	-	5,000
Total Other Current Assets	$-	$5,169

TOTAL ASSETS	$425,386	$440,606

LIABILITIES & EQUITY
Current liabilities:
Account payable	$-	$-
Total current liabilities	$-	$-

Other current liabilities:
Loan from shareholders	3,336	2,992
Total other current liabilities	$3,336	$2,992

Total liabilities	$3,336	$2,992
Stockholders' Equity:
Common stock, $0.001 par value;
500,000,000 shares authorized;
34,449,495 shares issued and outstanding.	$440,500	$440,500
Paid-in capital	$34,450	$34,450
Deficit accumulated during the development stage	(53,107)	(37,543)
Accumulated other comprehensive income (loss)	207	207
Total stockholders' equity	$422,050	$437,614
TOTAL LIABILITIES & EQUITY	$425,386	$440,606

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF LOSS

	Three Months ended December 31, 2011	Cumulative from February 7, 2011 (Date of Inception) Through December 31, 2011
	(Unaudited)	(Unaudited)
Revenues	$-	$-
Cost of Goods Sold	$-	$-
Gross Profit	$-	$-
Operating expenses:
Research and development	$-	$-

Selling, general and administrative expenses	$15,564	$53,107

Depreciation and amortization expenses	$-	$-
Total Operating Expenses	$15,564	$53,107

Operating Loss	$(15,564)	$(53,107)

Investment income, net	$-	$-
Interest Expense, net	$-	$-
Loss before income taxes	$(15,564)	$(53,107)
Income (loss) tax expense	$-	$-
Net loss	$(15,564)	$(53,107)

Net loss per common share- Basics	$(0.00)	$(0.00)
Net loss per common share- Diluted	$(0.00)	$(0.00)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$-	$207
Other comprehensive income (loss)	$-	$207
Comprehensive Income (Loss)	$(15,564)	$(52,900)

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS EQUITY
The Period February 7, 2011 ( Date of Inception)
through December 31, 2011

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Income (Loss)	Equity

Issuance of common stocks
to shareholders @0.001 per
share on February 7, 2011	30,000,000	$30,000	$-			$30,000

Issuance of common stocks
to shareholders @0.1 per
share on May 31, 2011	4,449,495	$4,450	$440,500			$444,950

Adjustment for Exchange
rate changes					$207	$207

Net loss for the period ended September 30, 2011				$(37,543)		$(37,543)

Balance, September 30, 2011	34,449,495	$34,450	$440,500	$(37,543)	$207	$437,614

Adjustment for currency rate exchange					$-	$-

Net loss for the period
ended December 31, 2011				$(15,564)		$(15,564)
Balance, December 31, 2011	34,449,495	$34,450	$440,500	$(53,107)	$207	$422,050

A & C United Agriculture Developing Inc
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS

	Three Months Ended 31-Dec	Cumulative from February 7, 2011 (Date of Inception) Through
	2011	31-Dec-11
	(Unaudited)	(Unaudited)
Operating Activities:
Net loss	$(15,564)	$(53,107)
Adjustments to reconcile net income to net cash provided
by operating activities:
Non-cash portion of share based legal fee expense	-	34,450
Prepaid expense	169	-
Account payable	-	-
Net cash provided by operating activities	$(15,051)	$(15,321)

Investing Activities:
Net cash provided by investing activities	$-	$-

Financing Activities:
Loan from shareholders	$344	$3,336
Proceeds from issuance of common stock	5,000	440,500
Net cash provided by financing activities	$5,000	$440,500

Effect of Exchange Rate on Cash	$-	$207
Net increase (decrease) in cash and cash equivalents	$(10,051)	$425,386
Cash and cash equivalents at beginning of the period	$435,437	$-
Cash and cash equivalents at end of the period	$425,386	$425,386

Supplemental schedule of non-cash investing and financing activities:
Common stock issued pursuant to stock
	$-	$-

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE A- BUSINESS DESCRIPTION

A & C United Agriculture Developing Inc., or the “Company,” is a Nevada corporation formed on February 7, 2011.  Our principal executive office is located at Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook IL 60523.  Tel: 630-288-2500.

The Company’s main business is the sales of vegetable seeds in all areas of the world, focusing initially on China.  We have not yet sold any of these products.

We will sell the following types of vegetable seeds:  broccoli, squash, and cabbage. It was determined that these would be the initial varieties we would sell based upon the experience of America Brilliance Corp, an affiliate of Mr. Liu, our president, which he set up to test the business concept for our company and which sold various types of seeds in China in connection with such testing.  These varieties were the most accepted by potential customers in China.

We will acquire these seeds from various suppliers in the United States

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) ASC 915, “Development Stage Entities”. The Company has devoted substantially all of its efforts to establishing a new business and for which either of the following conditions exists: planned principal operations have not commenced; or the planned principal operations have commenced, but there has been no significant revenue there from.  Due to the Company’s primary efforts was on the formation of new company, and there were no sales activities incurred, accordingly, the Company is considered as development stage entity.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting. The Company’s fiscal year end is the last day of September 30.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures.  Accordingly, actual results could differ from those estimates.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of credit risk

The Company maintains its cash in bank accounts which, at times, may exceed the federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. . As of December 31, 2011, the company had cash and cash equivalents of $425,386.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost.  Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets.  As of December 31, 2011, there were no fixed assets in the Company’s balance sheets.

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method.  In accordance with FASB ASC 718, Stock-Based Compensation, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Basics and Diluted Net Loss per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards (SFAS) ASC 260, Earnings per Share (EPS).  ASC 260 requires presentation of basis and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only.  There are no other types securities were issued.  Accordingly, the diluted and basics net loss per common share are the same.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Expense

Operation expense consists of selling, general and administrative expenses.

For the fiscal quarter ended December 21, 2011, there was a total of $15,564 operating expenses, which include legal fee of $15,000, rent expense of $513, and bank service charges of $51.

For the period February 7, 2011 (Date of Inception) to December 31, 2011, there was a total of $ 53,107 operating expenses.

		Period from	Cumulative from
	Three Months Ended	February 7, 2011 (Date	February 7, 2011 (Date
	December 31	of Inception) Through	of Inception) Through
	2011	September 30, 2011	December 31, 2011
Expense
Bank Service Charges	51	270	321
License & Registration	-	1,275	1,275
Meals and Entertainment	-	67	67
Postage and Delivery	-	30	30
Printing and Reproduction	-	124	124
Auto and Truck Expenses	-	14	14
Professional Fees	15,000	34,450	49,450
Rent Expense	513	1,312	1,825
Total Expense	15,564	37,543	53,107

Comprehensive Income

The company’s comprehensive income is comprised of net income, unrealized gains and losses on marketable securities classified foreign currency translation adjustments, and unrealized gains and losses on derivative financial instruments related to foreign currency hedging.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title
ASC 605	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force
ASC 860	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation
ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives
ASC-310 Receivables	July 2010
For public entities, the disclosure as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting period ending on or after December 15, 2011.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Leases

The Company entered into a lease for its corporate offices in under terms of non-cancelable operating leases. The lease term is from February 24, 2011 through February 29, 2012 and requires a $169 monthly lease payment, and this office is located at 700 Commerce Drive, STE 500, Oak Brook IL 60523, USA.

NOTE C – RELATED PARTY TRANSACTIONS

Common Shares Issued to Executive and Non-Executive Officers and Directors

As of December 31, 2011, total 30,210,000 shares were issued to officers and directors as follows:

Name	Title	Share QTY	Amount	Purchase Date	% of Common Share
Jun Huang	President	15,000,000	$15,000	2/7/2011	43.54%
Yidan Liu	Secretary, CFO	15,000,000	$15,000	2/7/2011	43.54%
Ross Rispens	Diretor	50,000	$5,000	5/31/2011	0.15%
Xinyu Wang	Diretor	10,000	$1,000	5/31/2011	0.03%
Manying Chen	Diretor	50,000	$5,000	5/31/2011	0.15%
Minhang Wei	Diretor	100,000	$10,000	5/31/2011	0.29%
Total		30,210,000	$51,000		87.69%
_________
*Based upon total outstanding shares 34,449,495 as of December 31, 2011.

Loans from Shareholders/Officers

As of December 31, 2011, the officers and directors Yidan Liu have advanced the amount of $ 3,336 to the Company for incorporating and setting up the Company. The outstanding balance is due on demand and no agreement was signed.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Cost of Goods Sold

The Company’s purchase cost is primarily from supplier, U.S seed companies. Based upon management’s experience in the industry, we believe vegetable seeds supply in United State for the varieties we intend to sell is plenty. We believe that with advanced technology and mature global seed accessibility, U.S seed companies can provide the varieties Chinese end users are looking for. We are focused on finding the right variety. We first will collect specifications from Chinese end users, then we will match them with the variety here. We ask samples or sometimes we purchase small amount of seed.  We will then try them in various locations in China at different planting season. The challenge we have is that not all the varieties we may initially select will prove to work will work in China. The trial cycle can be over a year in some cases.

We do not anticipate offering any material right of return on our product although we may reimburse buyers on a case-by-case basis if seed which passed our trials does not perform well for a particular grower through no fault of the grower.

NOTE D – SHAREHOLDERS’ EQUITY

Under the Company’s Articles of Incorporation of the Company, the Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.001.

On February 7, 2011, the Company was incorporated in the State of Nevada.

On February 7, 2011, two founders of the Company, Jun Huang and Yidan Liu purchased 30,000,000 shares at $0.001 per share.  The proceeds of $30,000 were received.

On May 31, 2011, additional 4,105,000 shares were issued to 113 shareholders at price of $0.1 per share or $ 410,500 common stock.

On June 30, 2011, 344,495 shares was issued to Michael Williams @ $0.1 per share for legal service value $ 34,450.

There’s was no share issued at the period of October to December 2011.

Therefore, as of December 31, 2011, there was total of 34,449,495 shares issued and outstanding.

A & C UNITED AGRICULTURE DEVELOPING INC

NOTES TO FINANCIAL STATEMENTS

NOTE D – SHAREHOLDERS’ EQUITY (Continued)

Stock Subscription Receivable - Shareholders

At June 30, 2011, the Company had receivable from its 113 shareholders aggregating $ 405,500 for the purchase of their Company common stock.

At September 30, 2011, the Company still had $ 5,000 stock subscription receivable from one shareholder, Ming Zhang.

In December 2011, the Company received the $ 5,000 from the shareholder, Ming Zhang.

All stock receivables were paid in full in December 2011.

Therefore, as of December 31, 2011, the Company had no outstanding balance for stock subscription receivable.

NOTE E – GOING CONCERN

The Company is currently in the development stage and has not earned any revenues from operations to date; and their activities consist solely of corporate formation, raising capital, and attempting to sell products to generate revenues.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations and carry out its business plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

PROSPECTUS – SUBJECT TO COMPLETION DATED February 23 , 2012
A & C UNITED AGRICULTURE DEVELOPING INC.

Selling shareholders are offering up to 4,305,000 shares of common stock.  The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Hong Kong China law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	30,000
Accounting Fees and Expenses*	20,000
Miscellaneous	10,000
Total*	$60,004
____________
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On February 7, 2011, two founders of the Company, one a U.S. citizen or resident and one a non-U.S. citizen or resident, Jun Huang and Yidan Liu purchased 30,000,000 shares at $0.001 per share.  The proceeds of $30,000 were received.

On May 31, 2011, additional 4,105,000 shares were issued to 113 shareholders, of which 15 are U.S. citizens or residents and 98 non-U.S. citizens or residents at price of $0.1 per share or $410,500 aggregate proceeds.

On June 30, 2011, 344,495 shares was issued to our attorney $0.1 per share for legal service valued at $ 34,450.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation – A & C United Agriculture Developing Inc.

2	Bylaws - A & C United Agriculture Developing Inc.

Item 4

1	Form of common stock Certificate of the A & C United Agriculture Developing Inc. (1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 23

1	Consent of Enterprise CPAs, Ltd, CPA. *

2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

*filed herewith

All other Exhibits called for by Rule 601 of Regulation  SK are not applicable to this filing.
____________
(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant toRule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Oak Brook IL on February 23 , 2012.

A & C United Agriculture Developing Inc.

February 23 , 2012	By:	/s/ Jun (Charlie) Huang
Jun (Charlie) Huang
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yidan (Andy) Liu	Principal Accounting Officer and Principal Financial Officer and Director	February 23 , 2012
Yidan (Andy) Liu

/s/ Jun (Charlie) Huang	Principal Executive Officer and Director	February 23 , 2012
Jun (Charlie) Huang

/s/ Ross Rispens	Director	February 23 , 2012
Ross Rispens

/s/ Manying Chen	Director	February 23 , 2012
Manying Chen

/s/ Minhang Wei	Director	February 23 , 2012
Minhang Wei

/s/ Xinyu Wang	Director	February 23 , 2012
Xinyu Wang